                                                       Exhibit 10.27.14








     OPERATION AND MAINTENANCE AGREEMENT



     This Operation and Maintenance Agreement (hereinafter this "Agreement") is entered into this 19th day of September, 1997, by and between NRG (Morris) Cogen, LLC, a Delaware limited liability company with its principal offices located at 1221 Nicollet Mall, Minneapolis, Minnesota (hereinafter "Owner"), and NRG Morris Operations Inc., a Delaware corporation with its principal offices located at 1221 Nicollet Mall, Minneapolis, Minnesota (hereinafter "Operator"). Owner and Operator are sometimes collectively referred to as the "Parties," and individually as a "Party."



     R E C I T A L S

     Whereas, Owner is in the process of developing a nominal 117 megawatt gas fired cogeneration project at the Morris, Illinois, chemical facility owned by Millennium Petrochemicals Inc. (hereinafter "Millennium"); and

     Whereas, Owner desires to contract to Operator the operation and maintenance of the cogeneration facility and certain related steam production and water treatment equipment leased by Millennium to Owner; and

     Whereas, Operator possesses the required skills, personnel, and technical experience to operate and maintain the cogeneration project and associated leased equipment; and

     Whereas, certain of Operator's obligations hereunder will be backed by a limited guarantee furnished by NRG Energy, Inc., an affiliate of Operator; and

     Whereas, the Parties desire to reduce their agreement to writing;

     Now, therefore, in consideration of the mutual covenants set out herein, the sufficiency of which is acknowledged by both Parties, the Parties hereby agree as follows:

     I.  DEFINITIONS

     "Acceptance Date" shall have the meaning applied to such term in the EPC Contract and RO Contract, provided that each Punch List item shall have been completed.

     "Acceptance Schedule" means the schedule indicating any defects in the Project and setting out the achieved levels of performance under the applicable performance tests set out in the EPC Contract and the RO Contract.

     "Affiliate" means, with reference to a specified Person, any other Person or entity, which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. A Person or entity is controlled by another Person or entity if the second Person or entity holds a sufficient number of securities in the first Person or entity to elect a majority of the directors of the first Person or entity.

     "Agent" means the agent for the Lender(s) under the Financing Agreements.

     "Annual Operator's Fee" has the meaning set forth in Section
7.2 hereof.

     "Annual Operating Plan and Budget" means a plan and budget substantially in the form of the initial Annual Operating Plan and Budget attached hereto as Exhibit A-1 and setting out, among other things, the projected Steam and electric requirements of Millennium for the applicable year, and the operations and maintenance plan (including scheduled maintenance periods and operating procedures) and the budget necessary to provide such requirements.

     "Approvals and Permits" means all approvals, permits, licenses, certificates, inspections and authorizations required by any Governmental Authority, arising out of, incident to, or related to the operation and maintenance of the Project and/or the Leased Equipment.

      "Boilers 1-3" means Millennium's Boilers 1 through 3 as defined in Exhibit A to the Equipment Lease.

     "Boilers 5 and 6" means Millennium's Boilers 5 and 6 as defined in Exhibit A to the Equipment Lease.

     "Btu" means one British thermal unit.

     "Business Day" means any day other than a Saturday or Sunday or a legal holiday observed in the states of Illinois or Minnesota.

     "Change" means any of the following: (a) a change in the then current Annual Operating Plan and Budget; (b) a change in connection with the services to be provided by Operator hereunder; (c) a change made necessary to avoid injury to persons or property or to mitigate losses as a result of the occurrence of an Emergency; and (d) a change enabling Operator to accomplish or contract for a Major Project Repair.

     "Change in Law" means (a) any modification, amendment, or other change in the laws affecting the operation or maintenance of the Project and/or the Leased Equipment which becomes effective after the execution date of this Agreement and includes any material change in interpretation of existing laws, or any modifications of enforcement policies with respect to such existing laws; and (b) the imposition by a Governmental Authority of any material conditions after the execution date of this Agreement in connection with any Approval and Permit which, as reasonably determined by Owner, establishes requirements materially more burdensome or stringent than (i) those in effect prior to the execution date of this Agreement, or (ii) the requirements set out in any approval or permit previously obtained by Owner for the design, construction, operation or maintenance of the Project.

     "Change in Project Agreements" means any amendment after the execution date of this Agreement to the Project Agreements which establishes requirements affecting the operation and/or maintenance of the Project and/or Leased Equipment materially more burdensome to the Operator than the requirements contained in the Project Agreements as of the execution date.

     "Change Order" means the written approval of a proposed
Change and the related Change Order Budget Statement by Operator and Owner as further provided for in Section 6.3.

     "Change Order Budget Statement" means the statement prepared by Operator with respect to a proposed Change setting forth in reasonable detail: (i) the direct cost or savings to Owner of the proposed Change; (ii) the indirect costs or savings of the proposed Change, including, without limitation, any loss of electricity revenues or steam host revenues and any increased insurance, operating, maintenance or other costs during or following the implementation of the proposed Change;
(iii) changes in the operating efficiency of the Project; and
(v) any other material effect on the operation, maintenance, efficiency or profitability of the Project or the provision of the services hereunder.

     "ComEd" means the interconnecting utility, formerly known as Commonwealth Edison Company.

     "Commercial Operation" means the ability of the Project to deliver the Reserved Quantities of Steam and electricity meeting the requirements of the ESA to Millennium on a continuing basis.

     "Commercial Operation Date" means the date on which Owner shall have achieved Commercial Operation of the Project, based on a written notice from Owner to Millennium.

     "Construction Contractors" means Kiewit Industrial Company, the contractor for the RO System, any successor to any such person, or any other contractor selected by Owner.

     "Effective Date" means the date first set forth above.

     "Electric Capacity" means a nominal generating capacity of the Project equal to approximately 117 megawatts.

     "Emergency" means any event or occurrence which, in the judgment of Operator or Owner, as the case may be, requires immediate action and which constitutes a serious hazard to the safety of persons or property or may materially interfere with the safe, lawful or environmentally sound operation of the Project.

     "Environmental Laws" means all applicable codes, laws, rules, and regulations issued by any Governmental Authority relating to actual or potential affects on the environment.

      "EPC Contract" means the EPC Contract entered into between Owner and Kiewit Industrial Company dated July 7, 1997, for the engineering, procurement, and construction of the Project.

     "E/P Mix Gas" means the mixture of ethane and propane gas meeting the specifications set out in Exhibit C-2 of the ESA provided by Millennium for use in Boilers 5 and 6 at such times as natural gas or Methane Off Gas is unavailable in sufficient quantities to meet the fuel requirements of such boilers.

     "Equipment Lease" means the lease entered into by Owner and Millennium dated June 3, 1997, and any amendments thereto, with respect to Millennium's Boilers 1-3, Boilers 5 and 6, Millennium's water treatment equipment, boiler feedwater system and certain other property described in Exhibit A to such lease.

     "ESA" means the Energy Services Agreement entered into by Owner and Millennium dated June 3, 1997, together with the attached Schedules and Exhibits, as the same may be amended from time-to-time.

      "Event of Default" means each of the events set forth in Sections 12.1 and 12.2.

     "Excess Sales" means sales of electricity by the Project in excess of the amounts required by Millennium.

     "Excused Event(s)" shall mean Force Majeure events, the failure of Owner and/or Millennium to furnish sufficient fuel, makeup water, waste disposal services, and other services required to be provided to Operator hereunder, events arising out of latent defects, or the failure to perform maintenance recommended by Operator but excluded from any Major Maintenance Budget or any Annual Operating Plan and Budget by Owner, or any event occurring prior to the Acceptance Date.

     "Excused Standby Power Costs" means Standby Power Costs incurred as a result of an Excused Event.

     "Expenses" has the meaning set forth in Section 6.2

     "Financing Agreements" means any loan, lease financing, security or related agreements entered into at any time by and among Owner and the lending institutions providing financing for the Project.

     "Firm Gas" means Natural Gas purchased by Owner on behalf of the Project (with the consent of Millennium) under contracts where the supply and delivery of Natural Gas is on an uninterruptible basis.

     "Firm Gas Supply Agreement" means any agreement or agreements between Owner and third party suppliers under which Firm Gas meeting the Project's requirement is supplied to the Project.

     "Firm Gas Transportation Agreement" means any agreement or agreement between Owner and a third party transporter under which Firm Gas is transported to the Project Site.

     "Force Majeure" means any act, event or condition that effectively prevents either Party to this Agreement from performing its obligations under this Agreement, if such act, event, or condition and its effects could not be prevented by the exercise of due diligence, and are beyond the reasonable control of the Party relying thereon (or any third party for whom the Party relying thereon is directly responsible), including, but not limited to, the following:

     (a)  any act of God;

     (b) any of the following, whether or not an act of God: landslide, lightning, fire, earthquake, explosion, hurricane, tornado, drought, flood (but not including customary weather conditions for the geographic area of the Project which should have been reasonably anticipated) and perils of the sea and air;

     (c) extortion, sabotage, theft or similar occurrence, acts of a public enemy, war (whether declared or undeclared) or governmental intervention resulting therefrom, blockade, embargo, insurrection, riot, or civil disturbance;

     (d) strikes or labor disputes (but solely to the extent such strikes or disputes are of a general nature, and not limited to the Project or Project Site);

     (e) after the date hereof, any order and/or judgment of any federal, state, or local court, administrative agency or governmental body, if such order and/or judgment is not the result of actions of Owner or Operator;

     (f) after the date hereof, any delay in, or the failure by a regulatory agency to issue or renew, or the suspension, termination, interruption or denial of, any permit, license, consent, authorization or approval essential to the operation and maintenance of the Project, where such action is not due to the fault or negligence of the Party claiming Force Majeure.

     "Governmental Authority" means any federal, state, or local agency or any court having jurisdiction over any aspect of the Project or the Leased Equipment.

     "Guaranteed Heat Rate" means the heat rate curve provided to the Owner by Kiewit Industrial Company not later than the date which is twelve months after the date hereof and approved by Operator and Owner, plus or minus a band of one percent (1%).

     "Guarantor" means NRG Energy, Inc., and any successor thereto.

     "Hazardous Substance or Substances" shall mean hazardous waste as defined in the Resource Conservation Recovery Act of 1976, or Hazardous Substances as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as each may be amended from time-to-time.

     "HRSG" means heat recovery steam generator.

     "Inflation Escalation Index" means the U.S. Producer Price
Index for Finished Goods, published by the U.S. Department of Labor, Bureau of Labor Statistics, or any successor thereto.


     "Interconnection Facilities" means the equipment and related devices required to interconnect the Project outputs and inputs to the Morris Plant including interconnections for electricity, steam, fuel, raw water, fire water, feed water, wastewater discharges, and condensate return, and to interconnect Project electrical output and standby power access to ComEd, all as further described in Exhibit D to the ESA.

      "Leased Equipment" means all that steam production and water treatment equipment leased to Owner by Millennium, more particularly described in Exhibit A to the Equipment Lease.

     "Leased Equipment Mobilization Date" means the date on which Operator shall commence its mobilization responsibilities relating to the Leased Equipment as set out herein. Owner shall notify Operator of the Leased Equipment Mobilization Date, which shall occur at least four (4) months prior to the Leased Equipment Operations Date and at least six (6) months prior to the Project Operations Date.

     "Leased Equipment Operations Date" means the date on which the Owner turns over care, custody and control of the Leased
Equipment to Operator, pursuant to a written notice of such event from Owner to Operator.

     "Legal and Contractual Requirements" shall mean all
(a) laws, permits, approvals, regulations or orders of any Governmental Authority applicable to the ESA, the Project, the Leased Equipment, Owner's obligations under this Agreement as Owner of the Project and Operator's scope of work hereunder;
(b) the Project Agreements; (c) the Consent and Agreement between Operator and the Agent, (d) agreements, warranties and specifications of Operator's or Owner's suppliers or vendors; and
(e) operating and maintenance manuals and procedures furnished by Owner applicable to the Project or the components thereof (such operating manuals to reflect Prudent Engineering and Operating Practices).

     "Lenders" means the financing institution(s) providing construction and/or term financing for the Project.

     "Major Electric Loads" means electric loads greater than three (3) megawatts.

     "Major Maintenance Budget" means a five year budget for the major maintenance requirements of the Project.

     "Major Maintenance Contractor" means the party with which Owner has entered into a long term service agreement to provide for major maintenance of the combustion turbines.

     "Major Subcontractors" means those subcontractors who provide services to Operator in connection with the fulfillment of its responsibilities hereunder with a total value in excess of two hundred fifty thousand dollars ($250,000) over the term of the subcontract. Major Subcontractors specifically do not include equipment suppliers.

     "Maximum Liquidated Damages" means with respect to (i) the liquidated damages payable by Operator as a result of excess Operator Standby Power Costs pursuant to Section 8.1, an amount equal to eighty percent (80%) of the Annual Operator's Fee set out in Section 7.2 and (ii) with respect to liquidated damages payable for failure to meet the Heat Rate Guarantee set out in
Section 8.2, an amount equal to twenty percent (20%) of the Annual Operator's Fee.

     "Methane Off Gas" means the commercial gas provided by Millennium to the Project meeting the specifications set out in Exhibit C-1 of the ESA.

     "Millennium" means Millennium Petrochemicals Inc., the owner of the Morris Plant.

     "Minor Leased Equipment Repairs" means all maintenance and repairs of the Leased Equipment up to an aggregate of $120,000 in any Agreement Year, adjusted at the beginning of the second Agreement Year and each Agreement Year thereafter by the change in the Inflation Escalation Index.

      "Mobilization Period" means the period commencing on the earlier of the Leased Equipment Mobilization Date or the Project
Mobilization Date and extending through the Project Operations
Date.

     "Monomer Start Up Steam" has the meaning set out in
Section 5.5 of the ESA.

     "Morris Plant" means the Millennium chemical plant located in Grundy County, Illinois.

     "Morris Plant Site" means the site occupied by the Morris
Plant on property owned by Millennium.

     "Natural Gas" means pipeline quality gas with a minimum Btu content of 1000 Btu's per standard cubic foot.

     "NIGAS Agreement" means the gas distribution agreement between Owner and Northern Illinois Gas Company covering the transmission of gas to the Project Site.

     "NRG Guaranty" means the guaranty of certain of the obligations of Operator by NRG Energy, Inc., substantially in the form of Exhibit B.

     "Operating Year" means the period commencing each January 1 and ending on the subsequent December 31; provided that the first Operating Year shall commence on the Project Operations Date and, if applicable, shall end on the last day of the extension period provided for in Section 6.2.1, and the last Operating Year during the term shall end on the last day of the term.

     "Operator Standby Power Costs" means (a) Standby Power Costs incurred other than as a result of Excused Events and (b) Standby
Power Costs which would have been incurred but for the prior incurrence of Excused Standby Power Costs.

      "Person" means any corporation, trust, partnership, limited liability company or other entity or natural person.

     "Process Safety Management Standards" means those safety standards set out in 29 C.F.R. 1910.119 dealing with chemical process safety standards.

     "Producer Price Index" means the U. S. Producer Price Index for All Items, as currently published in the United States
Department of Labor, Bureau of Labor Statistics monthly publication, PPI Detailed Report, or any successor publication of such information. If such Index is no longer published or the method of computation thereof is substantially modified, "Producer Price Index" shall mean a mutually agreeable alternative index.

     "Project" means the electrical and steam generating facility of Owner capable of producing the Project Capacity (and such additional equipment as may be added by Owner on the Project Site pursuant to the provisions of Section 6.3 of the ESA), located principally on the Project Site at the Morris Plant, including the Interconnection Facilities, the RO System, the Step Up Substation Equipment and the Step Down Substation Equipment, all as more fully described in Section 2.1 of the ESA.

     "Project Agreements" shall mean the ESA, the Ground Lease, the Equipment Lease, the EPC Contract, the RO Contract, the Firm Gas Supply Agreement, the Firm Gas Transportation Agreement, the NIGAS Agreement, and this Operation and Maintenance Agreement, as each of the foregoing may be amended or supplemented from time-to-time; provided, that if any such amendment or supplement could reasonably be expected to affect Operator's performance of its obligations hereunder, such amendment or supplement shall not be effective with respect to Operator without Operator's consent thereto.

     "Project Capacity" means the "Electric Capacity" and the "Steam Capacity."

     "Project Mobilization Date" means the date on which Operator shall commence its mobilization responsibilities relating to the Project as set out herein. Owner shall notify Operator of the Project Mobilization Date, which shall in no event be later than six (6) months prior to the Project Operations Date.

     "Project Operations Date" means the date immediately following the Provisional Acceptance Date on which Operator assumes care, custody and control of the Project, or if Provisional Acceptance is not achieved, the date the Owner turns over care, custody and control of the Project to Operator, pursuant to a written notice of such event from Owner to Operator.

     "Project Site" means the plot of land owned by Millennium and leased to Owner pursuant to the Ground Lease on which most of the Project is located, approximately 3.6 acres in area, and located on a portion of the Morris Plant Site, as such plot is more fully described in Exhibit A to the ESA.

     "Provisional Acceptance" shall have the meaning which applies to such term in the EPC Contract and RO Contract.

     "Prudent Utility Practices" mean those procedures, methods, techniques, and acts which are in accordance with prudent professional standards adopted by the independent power generation industry of the United States for the operation and maintenance of similar power generation facilities. Prudent Utility Practices are intended to result in the safe, reliable, lawful, economic and prudent operation and maintenance of the Project and the Leased Equipment, in a manner consistent with long-term, reliable operation of all Project equipment and the Leased Equipment. Operating procedures and maintenance and preventative maintenance programs will be consistent with this objective. Prudent Utility Practices are not intended to be limited to optimum practices or methods to the exclusion of all others, but rather to be a spectrum of reasonable and prudent practices and methods that must take into consideration the conditions specific to any given facility.

     "PURPA" has the meaning set out in Section 2.7 of the ESA.

     "Rate 18" means that certain Rate 18 Standby Service tariff filed by ComEd with the Illinois Commerce Commission on January 10, 1995 and issued pursuant to Order of the Illinois Commerce Commission entered January 9, 1995, in Docket No. 94-0065.

     "Reserved Quantities" means the full electric output of two of the three combustion turbines installed by Owner and the full steam output of the two associated HRSG's installed by Owner.
The nominal electric output of two of the three combustion turbines is 78 MW (based on an average of 68 MW during the summer and 82 MW during the winter), and the maximum steam output of the two HRSG's is 720,000 pounds of steam per hour.

     "RO Contract" means the Engineering, Procurement and
Construction Agreement for the engineering, procurement and construction of the RO System.



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

     "RO System" means the reverse osmosis water treatment facility of Owner capable of producing 750 gpm, located on the Morris Plant Site, all as more fully described in Section 2.1 of the ESA.

     "Standby Power Costs" shall mean the cost of standby power paid by Owner to ComEd pursuant to Rate 18 (or other source of standby electricity) to provide a supply of backup power to Millennium, or the amount paid by Owner to Millennium to reimburse it for all standby costs paid by Millennium to ComEd pursuant to Rate 18 (or other source of standby electricity).

     "Steam" means steam meeting the requirements set out in Exhibit C-3 of the ESA.

     "Steam Capacity" means the ability of the Project to produce a nominal 1,080,000 pounds per hour of 600 psig Steam.

     "Step Down Substation Equipment" means the four Step Down Transformers designed to serve the loads of the existing monomer and polymer substations, plus future monomer substation expansion and the associated protective relays and switch gear, as more fully described in Schedule 1 of the ESA.

     "Step Up Substation Equipment" means the two Step Up Transformers, each sized to handle the output of two combustion turbine generators and the associated protective relays and switch gear, as more fully described in Schedule 1 of the ESA.

     "Suspension Events" shall have the meaning provided in
Section 12.6.1.

                  II.  ENGAGEMENT OF OPERATOR

     2.1 Engagement. Commencing with the Effective Date, Owner hereby engages Operator to operate and maintain the Project and the Leased Equipment and perform certain duties, all as hereinafter set forth in this Agreement, and Operator accepts such engagement to operate and maintain the Project and Leased Equipment and perform the duties specified in this Agreement in accordance with its terms and conditions.

     2.2 Employment of Personnel. All operating and management personnel involved in the performance of Operator's duties hereunder shall be employees of Operator or its Affiliates and shall not, for any purpose, be deemed employees of Owner.



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

                           III.  TERM

     The initial term of this Agreement shall extend for a period of fifteen (15) years from the Project Operations Date, unless terminated earlier in accordance with Section 12.4 of this Agreement. Thereafter, the term of this Agreement shall be automatically extended for two (2) additional terms of five (5) years each, on the same terms and conditions; provided, that this Agreement may be terminated by Operator for its convenience at the end of the original fifteen (15) year term or the first five
(5) year extension period, in either case upon written notice by Operator to Owner no later than six (6) months prior to the end of either such period; provided further, that if Millennium shall exercise its purchase option as set forth in Section 4.1 of the ESA, Millennium shall, at the time that it takes possession of the Project, have the right, subject to Section 7.4, to terminate this Agreement.

       IV.  SCOPE OF SERVICES TO BE PROVIDED BY OPERATOR

     4.1  Mobilization Period.      During the Mobilization
Period (and with respect to those matters set forth in Exhibit C hereto, by no later than the respective dates set forth in such Exhibit C with respect to such matters), Operator shall, subject to Owner's review, take all actions necessary or desirable to prepare the Project for operation on the Project Operations Date and to prepare the Leased Equipment for operation on the Leased Equipment Operations Date, including, but not limited to, the following services:

     4.1.1 Staffing. Operator shall develop a plan and schedule to staff the operation and maintenance of the Project and the Leased Equipment and submit such plan for Owner's approval. Upon approval, Operator shall recruit, hire, and train the permanent staff and specialists required for operation and maintenance of the Project and the Leased Equipment in accordance with the terms of this Agreement. All full-time personnel provided by Operator for the operation and maintenance of the Project and the Leased Equipment shall be fully qualified and available to perform services to support Project operation and maintenance as required by the staffing plan to be developed by Operator and approved by Owner.

     4.1.2 Safety Plan. Operator shall develop a safety plan governing the operation and maintenance of the Project and the Leased Equipment which shall comply with the published safety policies of Millennium with respect to any operation and maintenance work performed on the Morris Plant Site. In addition, the plan shall comply with Millennium's work permitting,

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

          emergency response procedures, lock-out/tag-out procedures and applicable OSHA requirements (including 29 CFR 1910.119 dealing with the Process Safety Management Standards (including a process hazard review)); provided, that the fees and expenses of any third party consultants retained by Operator in connection with the preparation of such plans shall be for the account of Owner. The plan shall also set out Emergency response procedures, including responses to Emergencies caused by Hazardous Substances, and such procedures shall be consistent with Millennium's emergency response procedures. All Operator personnel, as well as the personnel of any subcontractors, shall undergo the Three Rivers Training Program. All personnel, contractors, guests and any other person who enters the Project will review Millennium's safety video. All such plans shall be submitted to Owner for approval.

     4.1.3     Procedures for Handling of Hazardous Substances:
          Operator shall develop chemical handling and disposal procedures, including procedures for the handling of Hazardous Substances; provided, however, that Owner shall retain title to all Hazardous Substances used in connection with the services provided by Operator, and Operator shall act solely as a custodian for Owner with respect to such Hazardous Substances. All such procedures shall be submitted to Owner for approval. Operator further acknowledges that removal of Hazardous Substances may only be appropriate in certain circumstances, and Operator will ensure that its personnel do not disturb asbestos or other Hazardous Substances which are part of the Leased Equipment.

     4.1.4 Administration; Reporting Procedures. Operator shall develop administrative procedures, incident reporting and management procedures, security procedures, performance monitoring and reporting procedures, planned maintenance schedules, environmental monitoring and reporting procedures, fire fighting procedures, inventory storage and monitoring procedures, all in compliance with the Project Agreements. All such procedures shall be submitted to Owner for approval.

     4.1.5 Spare Parts List. Operator shall submit to Owner for its approval a proposed list of spare parts, a budget and a plan for acquiring the required initial spare parts for the Project (incorporating the list of initial spare parts provided by the Construction Contractors under the EPC Contract and the RO Contract), as well as a list of supplies, consumables, tools and other

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

          items required for the operation and maintenance of the Project and the Leased Equipment.

     4.1.6 Procurement of Spare Parts, Supplies, Etc. Operator shall procure on behalf of, and with the approval of Owner, the initial inventory of all spare parts (other than the initial spare parts provided by Construction Contractors under the EPC Contract and RO Contract), supplies, consumables, furniture, laboratory equipment, office equipment, vehicles, tools and other items set out in paragraph 4.1.5 above. Operator shall establish a computerized inventory of such items and provide a copy to Owner.

     4.1.7 Personnel Training by Construction Contractors. Operator shall make its personnel available for training by the Construction Contractors as contemplated by the EPC Contract and RO Contract, and in accordance with Schedule K to the EPC Contract and the RO Contract.

     4.1.8 Participation in Start-up and Related Activities. Operator shall participate in the start-up, performance testing, and commissioning of the Project under the direction of the Owner, and Owner shall coordinate such participation with the Construction Contractors.

     4.1.9 Performance Test Monitoring. Operator shall assist Owner in the monitoring of the performance testing of the Project. At Owner's request, Operator shall obtain staff who are not the normal compliment of operators operating the equipment for the Construction Contractors.

     4.1.10 Punch List. Operator shall assist Owner in the preparation of the punch list to be prepared under the EPC Contract and the RO Contract.

     4.1.11 Review of Manuals, Drawings, Etc. Operator shall assist Owner in its review, comment and approval of operation and maintenance manuals, turnover packages, drawings, specifications, diagrams, the spare parts list, and other information with respect to the Project obtained by Owner from the Construction Contractors under the EPC Contract and the RO Contract and from Millennium with respect to the Leased Equipment.

     4.1.12 Acceptance Schedule. Under the direction of Owner, Operator shall help prepare the Acceptance Schedule setting out any deficiencies in the work performed by Construction Contractors, as well as any warranty claims under the EPC Contract and RO Contract.

     4.1.13 Personnel Training by Millennium. Operator shall make its personnel available for training on the Leased Equipment to be conducted by personnel of Millennium, and shall train its personnel to identify and work around without disturbing asbestos and other Hazardous Substances which may be associated with such Leased Equipment. Such personnel shall be instructed not to disturb any such asbestos or other Hazardous Substances, and to report the presence of such materials (or in the case of asbestos, the disturbance thereof) to Owner as soon as possible.

     4.1.14    Major Electric and Steam Loads Procedures.
          Operator shall establish procedures with Millennium for prior notice of engagement of Major Electric Loads or major changes in steam flow or condensate return within the Morris Plant.

     4.1.15 Inspection of Leased Equipment. In conjunction with Owner, Operator shall conduct a complete inspection of the Leased Equipment to identify any safety hazards, environmental hazards, or operating problems in advance of assumption of care, custody and control of such Leased Equipment. Operator shall provide a report identifying such issues to Owner. To the extent that remediation of asbestos or other Hazardous Substances is required, Operator shall not undertake any such remediation itself, but rather shall report such remediation requirements to Owner.

     4.1.16 Appointment of Plant Manager. Operator shall appoint a Plant Manager (subject to Owner's approval) who shall supervise the performance of Operator's employees at the Project Site and who shall have authority to bind Operator, except as such authority may be specifically limited in writing. The Plant Manager shall coordinate operation of the Project with Millennium, as directed by Owner.

     4.1.17 Development of Final Initial Annual Operating Plan and Budget and Major Maintenance Plan. Attached hereto as Exhibit A-1 is the base case pro forma Annual Operating Plan and Budget for the twelve (12) month period commencing on the Project Operations Date. In conjunction with Owner and representatives of Millennium, Operator shall develop a final Annual Operating Plan and Budget for such twelve (12) month period setting out, among other things, the projected Steam and electric requirements of Millennium Petrochemicals for such period. Such Annual Operating Plan and Budget shall also set out all scheduled maintenance periods and Project operating procedures. If Owner and Operator are unable to agree on such final initial Annual Operating Plan and Budget, Operator may use an Annual Operating Plan and Budget consistent with the base case pro forma Annual Operating Plan and Budget attached hereto as Exhibit A-1. Attached hereto as Exhibit A-2 is the base case pro forma Major Maintenance Budget for the five (5) year period commencing on the Project Operations Date. In conjunction with Owner, Operator shall develop a final Major Maintenance Budget for such five (5) year period including, among other things, any long term service agreements entered into by Owner and the Major Maintenance Contractor with respect to the combustion turbines. If Owner and Operator are unable to agree on such final initial Major Maintenance Budget, Operator may use a Major Maintenance Budget consistent with the base case pro forma Major Maintenance Budget attached hereto as Exhibit A-2.

     4.1.18 Management Plan. Operator shall develop a written management plan for approval by Owner to ensure optimal performance, responsiveness and cost effectiveness in the operation and maintenance of the Project and the Leased Equipment. The program shall include provisions regarding:

          (a)  budget tracking, analysis and adjustments;

          (b)  monthly environmental reports and annual tracking;

          (c)  QF analysis monthly report;

     (d) personnel policies, including policies regarding payroll, compensation, pensions and other benefits;


          (e)  training;

          (f)  purchasing and inventory control;

          (g) a project safety and health program which will include procedures and a manual;

          (h) an employee job site handbook for Operator's employees who will be involved in operation and maintenance with the Project and the Leased
               Equipment, including as-built operating
               procedures;

          (i) a maintenance planning and scheduling system including a detailed schedule of all preventative maintenance to be performed on the Project and the Leased Equipment; and

          (j) a system for maintaining a computerized inventory of consumables, spare parts, tools and supplies.

     4.1.19 Office and Work Shop. Operator shall establish, on behalf of and with the approval of Owner, an office on the Project Site as well as a work shop for performing minor maintenance.

     4.1.20 Development of Mobilization Budgets. Operator shall develop and deliver to Owner for approval, budgets for the mobilization periods commencing on the earlier of the Leased Equipment Mobilization Date and the Project Mobilization Date, respectively, and ending on the Project Operations Date.

     4.2 Operations. On and after the Leased Equipment Operations Date with respect to the Leased Equipment and the Project Operations Date with respect to the Project, Operator shall provide all operation and maintenance services (other than major maintenance separately contracted by the Owner) necessary to efficiently operate and maintain the Project and the Leased Equipment, as the case may be, including, but not limited to, performing the following services.

     4.2.1 Compliance with Legal and Contractual Requirements. Operator shall operate and maintain the Project and the Leased Equipment in compliance with all Legal and Contractual Requirements, Prudent Engineering and Operating Practices, equipment supplier's recommendations and the Annual Operating Plan and Budget.

     4.2.2 Approvals and Permits. Operator shall obtain and maintain in effect all Approvals and Permits which may be obtained and maintained in Operator's name, and assist Owner in obtaining and renewing all Approvals and Permits which must be maintained in Owner's name.

     4.2.3 Payment of Employees and Subcontractors. Operator shall ensure that all of its employees, agents, and subcontractors are paid in accordance with their agreed terms and conditions, and comply with all filing and payment requirements under applicable statutes in a timely manner.

     4.2.4 Subcontracts. Operator shall enter into such subcontracts with Major Subcontractors as Operator may elect following the approval of Owner and Millennium, and retain such other subcontractors as may be acceptable to Owner in the exercise of Owner's reasonable discretion.

     4.2.5 Employment and Training of Employees. Operator shall employ, and ensure adequate training of, Operator's employees and the employees of any of its Affiliates (duly licensed where required by statute or regulation) for the operation and maintenance of the Project and the Leased Equipment consistent with the equipment suppliers' recommendations and Prudent Engineering and Operating Practices, and plan and administer all matters pertaining to employee relations, salaries, wages, working conditions, hours of work, termination of employees, employee benefits, employee staffing, safety and related matters pertaining to such employees, and maintain records with respect to all such matters.

     4.2.6 Maintenance of Records. Operator shall monitor, prepare and maintain records of the operations and maintenance of the Project and the Leased Equipment in such form and covering such matters as Owner may reasonably request, consistent with Prudent Engineering and Operating Practices, generally accepted accounting principles, and applicable records retention requirements, and make such records available for inspection and/or audit by Owner, the Lenders and their respective designees. Such records shall, at a minimum, include all interconnections, including Steam and electricity deliveries, fuel consumption, feed water, boiler feed water, condensate return, wastewater discharges, and such other information as may be reasonably requested by Owner. Equipment operating and maintenance records shall be maintained for the life of the equipment. Other records shall be maintained for such periods as Owner shall reasonably require.

     4.2.7 Computerized Inventory of Spare Parts. Operator shall implement a computerized inventory control system to identify, catalog, and disburse spare parts for the maintenance of the Project and the Leased Equipment, procuring, as agent for Owner, replacement spare parts and refurbishing, where practical or economical, spare parts to permit their re-use.

     4.2.8 Operation and Maintenance of Project. Operate and maintain the Project and the Leased Equipment in accordance with the operation and maintenance programs prepared by Operator, and, if necessary, update such programs and create new programs as required for operation and maintenance of the Project and the Leased Equipment.

     4.2.9 Maximization of Energy Production; Minimization of Unscheduled Outages. Operator shall operate and maintain the Project and the Leased Equipment to maximize the continuous, reliable, safe and efficient generation of electrical and thermal energy by the Project and Millennium so as to conserve fuel and financial resources and to minimize unscheduled outages, and provide maintenance for the Project and the Leased Equipment in a cost effective manner, subject to any limitations imposed by Legal and Contractual Requirements.

     4.2.10 Cleanliness. Operator shall use all reasonable care necessary to keep the Project, the Project Site and the Leased Equipment in a clean and orderly condition and free from debris, rubbish or waste.

     4.2.11 Emergency. Operator shall take all necessary precautions and appropriate corrective actions in the event of an Emergency to prevent injury to personnel, to prevent or mitigate noncompliance with Environmental Laws and to safeguard the security of the Project and the Leased Equipment.

     4.2.12 Freedom from Liens and Encumbrances. Operator shall keep the Project and the Leased Equipment free and clear of any liens and encumbrances arising out of the acts, omissions or debts of Operator or its employees, agents or subcontractors claiming by, through, or under Operator (this subsection shall not apply to mechanics' liens and liens of any nature arising by operation of law, provided such liens are promptly removed by the payment of the debts they secure when due; in the event of a dispute between Operator or its subcontractors and a lien holder, Operator's obligation to Owner pursuant to this provision may be satisfied by the posting of an appropriate bond to the extent acceptable to the Agent).

     4.2.13 Preparation of Subsequent Annual Operating and Budget Plans. In the event the Project Operations Date occurs on any day other than the first day of a calendar year, Operator shall prepare a modification to the initial Annual Operating Plan and Budget to cover the period from the first anniversary of the Project Operations Date to the end of the calendar year in which such first anniversary occurs, all as more fully described in Section 6.2. Thereafter, Operator shall prepare subsequent Annual Operating Plans and Budgets which shall include all anticipated Expenses of the Project to be paid by Owner for each succeeding calendar year, all as more fully described in
          Section 6.2. All such Annual Operating Plans and Budgets shall be prepared only after consultations with Owner and Millennium.

     4.2.14 Scheduled Major Maintenance. Operator shall coordinate with Owner (and, in the case of scheduled major maintenance on the combustion turbines, Major Maintenance Contractor) for the performance of all scheduled major maintenance on the combustion turbines, the heat recovery steam generators and the main transformers and switch gear. To the extent possible, all such scheduled major maintenance shall be performed during periods when the Morris Plant will also be out of operation in order to minimize the need for standby electricity and auxiliary steam production and during non-peak seasons in order to minimize the cost of any required standby electricity.

     4.2.15 Fuel Management Procedures. Operator shall develop and implement fuel management procedures in cooperation with Millennium. Operator acknowledges that Millennium shall have primary responsibility for fuel management, and Operator shall furnish Millennium with information regarding the fuel requirements of the Project and Boilers 5 and 6 based on the Annual Operating Plan and Budget, Millennium's then current projected demand for electricity and Steam, and Owner's Excess Sales requirements. Operator shall also monitor the quality of Methane Off Gas being provided by Millennium to ensure that it meets the specifications set out in Exhibit C-1 to the ESA. In addition, Operator shall ensure that quantities of Methane Off Gas delivered to the combustion turbines shall not exceed 280 million Btu's per hour, unless agreed otherwise between Owner and Millennium, and shall coordinate with Millennium to optimize its delivery of Methane Off Gas. To the extent that Millennium provides Methane Off Gas which fails to meet the specifications set out in Exhibit C-1 to the ESA, or to the extent Operator determines that Methane Off Gas meeting the specifications set out such Exhibit may jeopardize operation of the Project,

          Operator shall promptly notify Owner thereof. Operator shall follow any instructions given to it by Owner regarding substitution of pipeline quality natural gas for Methane Off Gas.

     4.2.16 Monthly Reports of Delivered Fuel. Operator shall provide to Owner monthly reports setting out the total delivered amount of fuel to the Project, separately setting forth the delivered amounts of pipeline natural gas, Methane Off Gas and E/P Mix Gas. These reports will be accompanied by appropriate supporting documentation sufficient (other than with respect to pricing information) to permit Owner to provide a fully substantiated fuel cost report to Millennium.

     4.2.17 Raw Water. Operator shall monitor the quantity and quality of raw water delivered to the Project by Millennium. Operator shall provide to Owner each month a report of the quantity and quality of raw water utilized by the Project.

     4.2.18 Boiler Feedwater. Pursuant to Section 10.2 of the ESA, Operator shall provide boiler feedwater to Millennium up to a maximum of 1300 gallons per minute, meeting the minimum requirements set out in Exhibit F-2 of the ESA. Operator shall monitor the quality and quantity of boiler feed water delivered to both Millennium and the Project. Meter results showing the quality and quantity of boiler feed water delivered to Millennium shall be furnished to Owner and Millennium at the end of each month.

     4.2.19 Condensate Return. Operator shall monitor the quality and quantity of condensate returned to the Project by Millennium, and ensure that such condensate meets the minimum requirements set out in Exhibit F-3 of the ESA, and that such condensate is not contaminated with oil, excess rust, or other foreign substances that would render the condensate unsuitable for boiler makeup water. Any condensate not meeting these standards shall be rejected by Operator.

     4.2.20 Waste Water Discharges. Operator shall ensure that cooling tower blow down discharges, oily water discharges, RO System discharges, boiler blow down discharges, effluent from the demineralized water system, storm water runoff, wash water from internal combustion turbine or other equipment cleaning and other waste discharges meet the criteria set out in Exhibits F-4 through F-9 respectively of the ESA and shall be in compliance with the Millennium NPDES permit. Operator shall maintain the metering equipment on each waste water discharge from the Project. The meter data shall be furnished to Owner at the end of each month, or as otherwise required by the Millennium NPDES permit.

     4.2.21 Energy Services Billing Information. Operator shall provide Owner with all information required to bill Millennium for energy services each month. Without limiting the generality of the foregoing, such information shall include data covering steam and electricity deliveries to Millennium, average condensate return levels, steam required to return the Millennium ethylene plant to service which is produced by existing Boilers 5 and 6, third party electricity sales, quantities of Methane Off Gas and E/P Mix Gas provided by Millennium, all data needed to calculate waste water discharge fees due Millennium, and the quantities of demineralized and boiler feed water furnished to the Morris Plant, as well as the quantity of raw water taken by the Project from Millennium.

     4.2.22 Consultations with Owner. Operator shall report to, and consult with, Owner regarding the operation of the Project on a regularly scheduled basis, as reasonably requested by Owner.

     4.2.23 Indemnities, Warranties and Guarantees. Operator shall use reasonable commercial efforts to secure from vendors, suppliers and subcontractors the best indemnitees, warranties and guarantees as may be commercially available regarding supplies, equipment, and services purchased for the Project, all of which shall be assigned to Owner (Operator shall render reasonable assistance to Owner for the purpose of enforcing such indemnitees, warranties or guarantees of which Owner is a beneficiary regarding the Project and/or the Leased Equipment).

     4.2.24 Performance of Other Services. Operator shall perform for Owner such other services as may from time-to-time be reasonably requested or necessary or appropriate in connection with the operation and maintenance of the Project and the Leased Equipment.

     4.2.25 Notification of Deficiency in Revenues; Excessive Costs; Failure to Comply with Legal and Contractual Requirements. Operator shall promptly notify Owner of
          (i) any condition, event, or act which is likely to result in a material deficiency in budgeted revenues, or an excess in budgeted costs,

          (ii) any forced outages or significant malfunction of the Project and/or the Leased Equipment immediately, and (iii) any material failure to comply with any Legal and Contractual Requirements or any event which is reasonably expected to cause such material failure.

     4.2.26 Information Requested by Owner. Operator shall promptly provide Owner with such information relative to the Project and the Leased Equipment as Owner may reasonably request.

     4.2.27 Warranty Inspections. In addition to routine inspections during the warranty period, Operator shall perform an "end of warranty period" inspection of all major components of the Project, and prepare a report to Owner of all breaches of the warranties provided by the Construction Contractors (and any of its vendors) under the EPC Contract and the RO Contract.

     4.2.28 Repair or Replacement. Following damage or other loss to the Project and/or the Leased Equipment, Operator shall, on behalf of and with the approval of Owner, repair or replace damaged components as required as promptly as feasible.

     4.2.29 Integrated Energy Management Plan. Operator shall work with Owner and Millennium to develop and implement an integrated energy management plan. This plan will include the sharing between the Project and the Morris Plant of distributed control system data for monitoring purposes only, system operating capabilities, and design criteria in order to optimize the Morris Plant's and the Project's energy systems. Sources to be monitored shall include the 600 pound, 150 pound, 50 pound and 25 pound steam systems, deaerators, fuel and water systems. To the greatest extent possible, Owner shall integrate the Project's distributed control system data with that of Millennium.

     4.2.30 PURPA Compliance. Operator shall monitor Project compliance with the PURPA efficiency and operating standards and notify Owner of any potential violation of such standards in sufficient time to permit Owner take appropriate corrective action. Operator shall prepare a monthly report to Owner regarding PURPA compliance and an end of year final report with supporting documentation.

     4.2.31 Emissions Compliance. Operator shall monitor emissions from the Project and the Leased Equipment and compliance with emissions standards set forth in the air permit (including tracking of the 365 day rolling emission limits) and notify Owner of any potential violation of such standards in sufficient time to permit owner to take corrective action.

     4.2.32 Cooperation with Lenders. Operator shall, as and to the extent requested by Owner cooperate with the Lender's independent engineer.

          4.2.33 Restoration Plans. In the event of any damage to or destruction of, or upon condemnation or appropriation or any similar event with respect to, all or a portion of the Project, Operator shall, at Owner's request, prepare, or assist in the preparation of a plan relating to the rebuilding, repairing or restoring of the Project.


                 V.   RESPONSIBLITIES OF OWNER

     5.1 Responsibilities of Owner. Owner shall be responsible for delivering the Project to Operator and providing Operator with general strategic guidance, as well as specific operational instructions, including, without limitation, the following:

     5.1.1 Delivery of Care, Custody and Control of the Project and the Leased Equipment to Operator. The responsibility for the continuous operation of the Project, as well as care, custody and control of the Project, shall be delivered to Operator by Owner on the Project Operations Date. The responsibility for the continuous operation of the Leased Equipment, as well as care, custody and control of the Leased Equipment, shall be delivered to Operator by Owner on the Leased Equipment Operations Date. The Owner's obligation under this Section 5.1.1 is to deliver a complete plant as contemplated in the EPC Contract, the ESA and the RO Contract.

     5.1.2 Provision of Spare Parts Inventory. Owner will provide Operator with those spare parts for which Construction Contractors are responsible under the EPC Contract and RO Contract and a budget for acquiring the additional spares approved by Owner pursuant to
          Section 4.1.5.

     5.1.3 Provision of Project Facilities. Owner shall provide Operator with a Project Site office, work shop, laboratories, locker rooms, storage and associated facilities. Furnishing and equipping of these facilities shall be the responsibility of Operator, but for Owner's account.

     5.1.4 Project Site Services. Owner shall provide, or cause Millennium to provide, the following Project Site services as necessary for the operation and maintenance of the Project and/or the Leased Equipment, at no cost to Operator: ingress and egress to the Project Site; fuel, raw make-up water, waste water disposal services, standby power, and telephone services.

     5.1.5 Owner's Representative. Owner shall provide an Owner's representative who shall represent and have the authority to bind Owner in all matters regarding this Agreement, except as specifically limited in writing by Owner.

     5.1.6 Approvals and Permits. Owner shall be responsible for obtaining and maintaining all Approvals and Permits necessary for the Project to be legally authorized to operate and required to be obtained in Owner's name. Operator shall provide full and reasonable continuing cooperation in obtaining and maintaining all such Approvals and Permits, and shall review Owner's applications for accuracy and completeness.

     5.1.7 Provision of Operating and Maintenance Manuals. Owner shall turn over to Operator those operation and maintenance manuals (including as-built drawings of process and instrument diagrams, electrical one-lines and general arrangements) which it receives from Construction Contractors or equipment manufacturers. Owner shall also provide manuals furnished by Millennium regarding the operation and maintenance of the Leased Equipment. Operator shall be responsible for the periodic updating of such manuals following receipt.

     5.1.8 Hazardous Substances Disposal. Owner shall be responsible for arranging for the lawful and proper disposal of Hazardous Substances generated by the Project, and will also be responsible for making appropriate arrangements with Millennium for the removal of Hazardous Substances which are discovered by Operator with respect to the Leased Equipment.

     5.1.9 Copies of Project Agreements. Owner will give Operator copies of all Project Agreements and Permits and Approvals required for the performance of Operator's responsibilities hereunder. These shall be maintained in confidence by Operator.

     5.1.10 Administration of Contracts and Financing. Owner shall administer the Project Agreements including the EPC Contract, the RO Contract and any financing for the Project, including preparation of any required reports to the Lenders.

     5.1.11 Fuel Supply. Owner shall ensure that fuel is supplied to the Project and the Leased Equipment, including all natural gas necessary for Operator to satisfy Excess Sales requirements. Owner shall monitor and provide periodic reports to Operator regarding the natural gas reserve inventory levels to be maintained under the NIGAS Agreement.

     5.1.12 Provision of Business Strategy and Guidance with Respect to Excess Electricity Sales. Owner shall also provide to Operator periodic written guidance with respect to Excess Sales to ensure that such sales do not conflict with Owner's responsibilities to Millennium under the ESA. To the extent that Owner arranges for the sale of interruptible or firm electric capacity, Owner shall also provide copies of such agreements to Operator and instructions regarding their implementation. Owner shall be responsible for making all such arrangements for Excess Sales.

     VI.  OPERATION OF THE PROJECT AND THE LEASED EQUIPMENT

          6.1 Visits and Reviews by Owner. Owner, the Lenders and their respective representatives shall have the right, during both normal working hours and all other hours, to visit the Project Site in order to monitor Operator's performance of its obligations under this Agreement and to inspect the Project Site and any part thereof. Owner and its representatives shall also have the right to take visitors, after reasonable notice to Operator, onto the Project Site, into the Project and to the Leased Equipment to observe the various services which Operator performs; provided, however, that such visits shall be conducted in a manner so as to minimize interference with Operator's obligations hereunder, and all such visitors (including without limitation Owner, the Lenders and their respective representatives) shall comply with the safety rules and procedures established by Operator and Millennium.

     6.2  Development of Annual Operating Plan and Budget and
Major Maintenance Budget. Operator and Owner shall develop an
Annual Operating Plan and Budget for each Operating Year in accordance with the following provisions:

     6.2.1          Extension to Initial Annual Operating Plan and
          Budget. In the event the Project Operations Date occurs on any day other than the first day of a calendar year, Operator shall prepare and deliver to Owner within four (4) months of the Project Operations Date an extension to the initial Annual Operating Plan and Budget to cover the period from the first anniversary of the Project Operations Date to the end of the calendar year in which such first anniversary occurs. Such Annual Operating Plan and Budget shall include all expenses which Operator expects to incur for the operation and maintenance of the Project and the Leased Equipment during such extension period.
          6.2.2 Annual Operating Plan and Budget. In all other instances, Operator shall prepare and deliver to Owner by no later than October 1 of each Operating Year a proposed Operating Plan and Budget for the subsequent
          Operating Year. Each such Operating Plan and Budget shall include all expenses which Operator expects to incur for the operation and maintenance of the Project and the Leased Equipment during such subsequent
          Operating Year. Such Annual Operating Plan and Budget shall also set forth the anticipated operation and maintenance plan including projected electrical and steam production levels for the Project broken out on a monthly basis, and a complete schedule (to the extent feasible) of routine maintenance to be accomplished during such Operating Year.

          6.2.3 Major Maintenance Budget. Operator shall also prepare and deliver to Owner by October 1 of each Operating Year a proposed Major Maintenance Budget that shall include a plan and budget for major maintenance tasks (including major Project and Leased Equipment repairs) for the five-year period commencing with the subsequent Operating Year.

     6.2.4      Consent  of Owner.  Neither any Annual  Operating
Plan and Budget, nor any Major Maintenance Budget shall be effective without the consent and agreement of Owner. Owner and Operator shall meet and exchange information as is necessary in connection with Owners review and consent. If Owner and Operator cannot agree on a Major Maintenance Budget by the start of the first year of such Major Maintenance Budget, the Major Maintenance Budget shall be as determined by Owner. If Owner and

          Operator cannot reach agreement on the Annual Operating Plan and Budget by the start of any Operating Year (or by the end of the fourth (4th) month after the Project Operations Date, in the case of an extension contemplated in Section 6.1), either Party may request that the relevant Annual Operating Plan and Budget be submitted to dispute resolution in accordance with
Article XIII. Until such time as agreement is reached or the dispute is resolved, the Annual Operating Plan and Budget (the "Default Budget") for such Operating Year (or with respect to the extension to the Annual Operating Plan and Budget contemplated in
Section 6.2.1, for such extension period) shall be as follows:



          (a) For all labor costs, the budget shall be the budget for the preceding Operating Year, adjusted by the change in the cost of hourly labor at the Morris Plant from January 1 of such preceding Operating Year to January 1 of the Operating Year for which such Default Budget applies.



          (b) For operating consumables, tools, parts, and other supplies and materials, the budget shall be the actual cost of such items.



          (c) For all other items the budget shall be the same as the budget for the preceding Operating Year.



          (d) The Default Budget shall be modified (i) to delete any non-recurring expense from the Annual Operating Plan and Budget from the preceding Operating Year, if such non-recurring expense is not reasonably expected to occur during the Operating Year for which the Default Budget is applicable, and (ii) to include provision of any non-recurring expense which was not included in the Annual Operating Plan and Budget for the preceding Operating Year, if such non-recurring expense is reasonably expected to occur during the Operating Year for which the Default Budget is applicable.



Once  Owner  and Operator have reached agreement  on  the  Annual
Operating Plan and Budget, Operator shall be bound by such budget, and shall have no authority to incur expenses in excess of such budget without the prior approval of Owner.

     6.3 Change Orders to Annual Operating Plan and Budget or Major Maintenance Budget. The Parties acknowledge that Changes may be required during the term of this Agreement to an Annual Operating Plan and Budget or a Major Maintenance Budget. Either Owner or Operator may, by written notice to the other Party, propose a Change. The written notice shall describe the proposed Change in reasonable detail and the reasons therefor. No Change to an Annual Operating Plan and Budget or a Major Maintenance Budget shall be undertaken by Operator prior to the execution by Owner of a written Change Order approving such change; provided, however, that Operator shall be entitled to implement a proposed Change without the prior approval of Owner if such Change is required due to an Emergency.

     6.3.1 Emergencies. If Operator implements a Change without the prior approval of Owner due to an Emergency, Operator shall promptly notify Owner of the nature and extent of such Change.

     6.3.2 Change in Law or Changes in Project Agreements. If a Change in an Annual Operating Plan and Budget or a Major Maintenance Budget is required as a direct consequence of either a Change in Law or a Change in Project Agreements, Operator shall promptly notify Owner in detail of the nature and extent of such Change.

     6.3.3      Certain Other Events. If a Change in an Annual
          Operating Plan and Budget or a Major Maintenance Budget is required as a direct consequence of (i) the replacement of Millennium's existing Boilers 5 and 6, or (ii) a breaking of or accident to equipment, Operator shall promptly notify Owner in detail of the nature and extent of such Change.

     6.3.4 Excess Sales. If a Change in an Annual Operating Plan and Budget or a Major Maintenance Budget is required as a direct consequence of Excess Sales, Operator shall promptly notify Owner in detail of the nature and extent of such Change.

     6.4 Modifications to Annual Operating Plan and Budget Due to Changes in Requirements of Millennium. Owner and Operator each acknowledges that the requirements of Millennium for steam and electricity may change during the course of an Operating Year, and that the projected levels of steam and electrical production set out in the Annual Operating Plan and Budget are estimates, based on information provided by Millennium. Operator shall utilize its best efforts to meet the actual steam and electrical requirements of Millennium, including any requirements for Monomer Start-up Steam, regardless of whether such requirements are accurately reflected in the Annual Operating Plan and Budget. Operator also acknowledges that the quantities of Methane Off Gas which may be available to the Project will vary over time, and that Operator will be required to utilize fuel mixtures which involve varying amounts of natural gas and Methane Off Gas, up to the limits set out in the ESA. To the extent that Operator incurs additional costs due to steam and electrical requirements of Millennium which exceed those set out in the Annual Operating Plan and Budget, Operator shall promptly notify Owner of the nature and extent of such Change.

     6.5 Standby Power Guaranty. During each Operating Year commencing on the Acceptance Date, Operator shall guaranty that Owner incurs no greater than five hundred thousand dollars ($500,000) (pro-rated for any Agreement Year which contains less than 12 months) of Operator Standby Power Costs. Operator acknowledges that included within such five hundred thousand dollars ($500,000) are all Standby Power Costs incurred due to routine or scheduled maintenance of the Project..

     6.6 Plant Heat Rate Guarantee. Operator acknowledges that maintenance of the projected plant heat rate is important to Owner, and agrees to maintain the plant heat rate for the plant within the Guaranteed Heat Rate. Operator acknowledges that the Guaranteed Heat Rate curve is based on the use of up to 280 MMBtu per hour of Methane Off Gas as part of the fuel mix, fuel heating, and inlet heating when at partial load, and also incorporate adjustments for (a) gas turbine degradation between major overhauls and (b) adjustments for load variations based on the demand placed on each gas turbine generator set. Excessive heat rate which is incurred due to Force Majeure events, the failure of Owner and/or Millennium to furnish sufficient fuel, makeup water, waste disposal services, and other services required to be provided to Operator hereunder, latent defects, or the failure to perform maintenance recommended by Operator in accordance with Prudent Engineering and Operating Practices but excluded from any Major Maintenance Budget or any Annual Operating Plan and Budget by Owner, shall in each case be excluded from the calculation of heat rate for the purposes of this guaranty. For all purposes of this Agreement, the heat rate of the Project shall be determined in a manner to be agreed between Operator and Owner no later than the date which is twelve months after the date hereof.

     6.7  Leased Equipment.

     6.7.1 Operator Responsibilities. Operator shall perform all maintenance on the Leased Equipment, all Minor Leased Equipment Repairs and all repairs or replacement of Boilers 5 and 6. Subject to Section 6.8, Operator shall coordinate with Millennium and Owner the scheduling of all other repairs on the Leased Equipment, which repairs are the responsibility of Owner.

     6.7.2 Owner Responsibilities. Operator shall not be responsible for the following repairs and/or replacements involving the Leased Equipment, which repairs and/or replacements are acknowledged by Owner to be its responsibility:

          (a) reconstruction costs arising from a failure of a major component of the boiler feedwater pumps, including their respective drivers;

          (b) the failure of a demineralizer vessel, including its internals or its lined interconnecting piping;

          (c)  the failure of a boiler feedwater storage tank;

          (d)  the failure of the neutralization pit and accessories;

          (e) the repair and maintenance of electrical switch gear, breakers, starters, relays, controls, and wiring which is part of the Leased Equipment, unless specifically damaged by Operator due to improper operation; and

          (f)  one replacement of each of the four remaining resin trains
               (out of the five original trains); provided, that Owner shall also be responsible, at its cost, for any further replacements if such replacements are caused by a lateral or other infrastructure failure.

          To the extent that Operator determines that any of the foregoing repairs, maintenance or replacements are required, it shall notify Owner. To the extent possible, Operator shall identify any problems with such systems in advance of equipment failure in order to maximize availability and minimize Standby Power Costs.

     6.7.3 Steam and Electricity. All electricity and steam required for operation of the Leased Equipment shall be provided by Millennium through purchases made from Owner.

     6.8 Unscheduled Maintenance. Operator shall perform all maintenance, repair and replacement requirements of the Project notwithstanding that the same were not anticipated or included in the approved Annual Operating Plan and Budget. Operator will not commence any work under this Section without the approval of Owner, except that, in the event that such work is required by an Emergency, Operator shall undertake such work and notify Owner as soon as possible.

     6.9 Gas Turbine Maintenance Agreement. Operator and Owner shall work together to pursue an economic long-term gas turbine maintenance agreement with a recognized provider of gas turbine maintenance services acceptable to Owner and Lender. Such long-term gas turbine maintenance agreement shall be entered into by Owner and shall be administered by Operator.

     6.10 Capital Improvement Budget. Operator shall, from time to time, make recommendations for such capital improvements to the Project as may improve the operating efficiency thereof and shall, if requested by Owner, assist Owner in preparing a budget for any such capital improvements Owner may elect to implement.


      ARTICLE VII.  FEES AND EXPENSES PAYABLE TO OPERATOR

     7.1 Mobilization Fee. As compensation for the services provided by Operator during the Mobilization Period, Operator shall be entitled to a one time fee equal to two hundred fifty thousand dollars ($250,000), payable within thirty (30) days after the earlier of the Leased Equipment Mobilization Date or the Project Mobilization Date.

     7.2 Annual Operator's Fee. As compensation to Operator for its performance of its obligations hereunder, Owner shall pay Operator an annual fee (the "Annual Fee") commencing with the first Operating Year after the Project Operations Date, and every Operating Year thereafter. Operator's Fee for the first Operating Year shall be five hundred thousand dollars ($500,000) and shall be prorated for the number of months in the first Operating Year. Thereafter, Operator's Fee shall be adjusted annually by the percentage change in the Inflation Escalation Index utilizing the value of the Inflation Escalation Index at January 1, 1998, as the base year value. Operator's Fee shall be payable in equal monthly installments in arrears, subject to Owner's right to set off against such installments any liquidated damages owed by Operator to Owner pursuant to Sections 8.1 and/or
8.2 hereof. Operator acknowledges that Owner may set off as much as one hundred percent (100%) of the annual Operator's Fee to cover any such liquidated damages, pursuant to the provisions contained herein.

     7.3  Reimbursement for Operator's Costs for Operation.
Operator shall be reimbursed for the actual costs of Project and Leased Equipment operation, including, without limitation:

          7.3.1 Labor Costs. Operator shall be reimbursed for the actual costs of recruitment and employment of permanent and temporary staff and specialists from and after the Leased Equipment Mobilization Date with respect to such costs incurred in connection with the operation of the Leased Equipment and from and after the Project Mobilization Date with respect to such costs incurred in connection with the operation of the Project, such costs to include employment related benefits applicable to such staff and specialists.

          7.3.2     Project Maintenance and Repair Costs.
               Operator shall be reimbursed for the actual cost of Project and Leased Equipment consumables, spare parts, and repairs and/or replacement components supplied by Operator in accordance with the provisions of this Agreement.

               7.3.3 Certain Other Expenses. Operator shall also be reimbursed for all direct costs incurred by Operator and not otherwise covered by Sections 7.3.1 and 7.3.2 hereof, which are directly related to the operation and maintenance of the Project, such as any federal, state or other sales, use, value added, gross receipts, or similar tax, any insurance premiums paid by Operator to obtain the insurance required of Operator hereunder, and the costs of any permits or licenses required of Operator. Operator shall furnish Owner with reasonable documentation of such costs.

     7.4 Demobilization. Upon demobilization, Owner shall reimburse Operator all reasonable costs and expenses associated with such demobilization, including reasonable severance, out-placement, relocation, continuation of benefits, unemployment premiums and other similar costs; provided, that Operator shall take all reasonable efforts to minimize such costs. In the event that Millennium terminates this Agreement pursuant to the second proviso of Article III, Operator shall be paid a demobilization fee equal to twice the Annual Fee at the time of such termination.

     7.5 Invoices. Operator shall prepare and submit to Owner on a monthly basis invoices covering the costs and fees to which Operator is entitled under this Article VII. Such invoices shall be accompanied by expense statements, vouchers, or other supporting information as Owner may reasonably require. Owner shall pay, or request its Lender to pay on Owner's behalf, all undisputed amounts due Operator no later than thirty (30) days after receipt of the invoice. All payments to Operator shall be made by wire transfer in immediately available funds to the account set forth in such invoice. Any payment not made within thirty (30) days after receipt of Operator's invoice will bear interest from the date on which payment was due at the rate of one percent (1%) per month. To the extent that Owner disputes any charges included in an invoice submitted by Operator, Owner shall be entitled to withhold such amounts pending the resolution of the dispute, pursuant to the provisions of Article XIII. Should the arbitration panel established pursuant to Section 13.2 subsequently determine that some or all of the disputed amount was due Operator, Owner shall pay such amount plus interest at the rate of one and a half percent (1 1/2%) per month from the date such payment was originally due until the date of payment.

        ARTICLE VIII.  LIQUIDATED DAMAGES AND INCENTIVES

     8.1 Liquidated Damages for Excess Standby Power Costs. In the event that Owner is required to pay five hundred thousand dollars ($500,000) or more in Operator Standby Power Costs in any Operating Year (prorated for any Operating Year which is less than twelve months), then Operator shall pay to Owner, as liquidated damages, and not as a penalty, an amount equal to fifty percent (50%) of the difference between such Operator Standby Power Costs incurred during such Operating Year and five hundred thousand dollars ($500,000), subject to a ceiling equal to the Maximum Liquidated Damages applicable to Operator Standby Power Costs. Payment of liquidated damages under this Section
8.1 shall, subject to Section 12.4, constitute Owner's exclusive remedy hereunder for reduced availability of electricity from the Project.

     8.2 Liquidated Damages for Operator's Failure to Maintain Guaranteed Heat Rate. In the event that Operator fails to maintain in any Operating Year, the Guaranteed Heat Rate, Operator shall pay as liquidated damages, and not as a penalty, an amount equal to fifty thousand dollars ($50,000) for each one percent (1%) (or part thereof) by which the average heat rate for the Project for the Operating Year exceeded the Guaranteed Heat Rate, subject to a ceiling equal to the Maximum Liquidated Damages and prorated for any Operating Year which is less than twelve months. Payment of such liquidated damages shall, subject to Section 12.4, be Owner's sole and exclusive remedy for the failure of Operator to achieve the Guaranteed Heat Rate.

     8.3 Billing and Collection of Liquidated Damages. Not later than twenty (20) days after the end of each Operating Year, Operator shall render a statement to Owner, with all necessary and appropriate supporting documentation, calculating the amount of liquidated damages (if any) due Owner in accordance with Sections 8.1 and 8.2 for the period from the beginning of the Operating Year through the end of such Operating Year. Any amounts due to Owner on account of such liquidated damages, together with all amounts, if any, being paid by Operator to cure defaults under Section 12.4(d), (provided that Operator may set off from such amount any past due amounts owed to Operator by Owner) shall be paid by Operator within thirty (30) days of the delivery of a statement therefor, but Owner's acceptance of such amounts shall not preclude Owner from disputing under
Article XIII the accuracy of the amount of liquidated damages owed as set forth on the statement. Should Operator fail to provide such statement, or fail to pay the applicable liquidated damages, Owner shall have the right to calculate such damages independently, and to set off such damages from amounts otherwise due Operator for the Operations Fee. In no event shall the liquidated damages payable under Sections 8.1 and 8.2 exceed one hundred percent (100%) of Operator's Fee in the applicable Operating Year.

     8.4 Bonuses for Improved Availability and/or Superior Heat Rate. To the extent that Operator is able to keep Operator's Standby Power Costs below the five hundred thousand dollars ($500,000) guaranteed by Operator in accordance with Section 6.5 with respect to any Operating Year (prorated for any Operating Year which is less than twelve months) Operator shall be entitled to a bonus in an amount equal to fifty percent (50%) of the difference between five hundred thousand dollars ($500,000) and the Operator Standby Power Costs incurred during such Operating Year, up to a maximum of eighty percent (80%) of the Annual Operator's Fee set out in Section 6.2. If Operator is able to achieve a Project heat rate superior to that of the Guaranteed Heat Rate and guaranteed in accordance with Section 6.6 for the applicable Operating Year, Operator shall be entitled to a bonus equal to fifty thousand dollars ($50,000) for each one percent (1%) (or part thereof) by which the Project heat rate is better than the applicable guaranteed value, subject to a ceiling equal to twenty percent (20%) of the Annual Operator's Fee set out in
Section 6.2 and prorated for any Operating Year which is less than twelve months. Operator shall render a statement to Owner at the end of each Agreement Year setting out any bonuses which it has earned pursuant to this section, along with reasonable documentation thereof. Any bonus payments due Operator shall be made by Owner within thirty (30) days of receipt and acceptance of such statement. In the event of any dispute, either Owner or Operator may refer the dispute to arbitration pursuant to the provisions of Article XIII.

     8.5 Adjustment of Performance Standards. In the event that Acceptance (as defined in the EPC Contract) is achieved by payment of liquidated damages pursuant to Article 12 of the EPC Contract, Operator and Owner shall negotiate in good faith to adjust the performance standards set forth in this Article VIII to reflect the reduced performance capabilities of the Project. In the event that Operator and Owner are not able to reach agreement on such adjusted performance standards within sixty
(60) days of the Acceptance Date, Owner and Operator shall commence dispute resolution proceedings pursuant to Article XIII to resolve such dispute.

  ARTICLE IX.  INDEMNIFICATION RESPONSIBILITIES OF THE PARTIES

     9.1 Indemnification Responsibilities of Operator. Operator shall indemnify and hold harmless Owner, Owner's Affiliates, and Lender(s), and their respective directors, officers, employees, agents and representatives (hereinafter the "Owner Indemnified Parties") from and against any and all claims (including, without limitation, all environmental claims) arising out of, incident to, or related to Operator's willful misconduct or gross negligence in connection with its performance of this Agreement, made by any Person (other than the Owner Indemnified Parties), whether based on contract (including any breach of any agreement respecting any subcontractor but specifically excluding any breach of the Project Agreements), strict liability or otherwise (except to the extent any such claims arise out of, are incident to or related to the negligence of, or the breach of this Agreement by, any Owner Indemnified Parties, in which event the claims shall be borne by the Parties in proportion to the respective fault of each Party). The indemnification obligations under this Section 9.1 shall not be limited by any limitation on the amount or type of damages, compensation or other employee benefit payable under any worker's compensation or other employee benefit acts or insurance policies. The indemnity provisions contained in this Section 9.1 shall in no manner amend or otherwise modify or limit any other of Operator's obligations expressed elsewhere in this Agreement except as expressly provided with respect to liquidated damages.

     9.2 Owner Indemnification Obligations. Owner shall indemnify and hold harmless Operator and its directors, officers, employees, agents and representatives (hereinafter the "Operator Indemnified Parties") from and against any and all claims arising out of, incident to, or related to Owner's willful misconduct or gross negligence in connection with its performance of this Agreement, made by any Person (other than Operator and the Operator Indemnified Parties), whether based on contract (including negligence by commission or omission), strict liability or otherwise (except to the extent any such claims arise out of, are incident to or related to the negligence of, or the breach of this Agreement by any Operator Indemnified Parties, in which event the claims shall be borne by the Parties in proportion to the respective fault of each Party). The indemnification obligations under this Article 9.2 shall not be limited by any limitation on the amount or type of damages, compensation or other employee benefit payable under any worker's compensation or other employee benefit acts or insurance policies. The indemnity provisions contained in this Article 9.2 shall in no manner amend or otherwise modify or limit any other of Owner's obligations expressed elsewhere in this Agreement.

     9.3 Survival. The duty to indemnify under this Article will continue in full force and effect notwithstanding the expiration or termination of this Agreement with respect to any claim or action based on facts or conditions which occur prior to such termination or expiration.

     9.4 Cooperation Regarding Claims. If any Indemnified Party intends to seek indemnification under this Article from an Indemnifying Party with respect to any action or claim, the Indemnified Party shall give the Indemnifying Party notice of such claim or action within thirty (30) days of the commencement of, or actual knowledge by the Indemnified Party of, such claim or action. Failure to provide such notice shall not relieve the Indemnifying Party of its obligations hereunder so long as the Indemnifying Party is not materially harmed by the Indemnified Party's failure to give timely notice of the claim or action.
The Indemnifying Party shall, at its sole cost and expense, defend any such claim or action; provided, however, that the Indemnified Party shall, at its own cost and expense, have the right to participate in the defense or settlement of any such claim or action. The Indemnified Party shall not compromise or settle any such claim or action without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

               ARTICLE X.  INSURANCE REQUIREMENTS

     10.1 Insurance Requirements of Operator. Unless Owner shall advise Operator that Owner has satisfied the following requirements in whole or in part by naming Operator as a named insured on Owner's insurance policies, Operator shall procure and maintain in full force and effect at all times that the Project is being operated (and, in any event, no later than the date on which Operator has employees at the Project), insurance policies with limits and coverage provisions in no event less than the limits and coverage provisions set forth below.

          10.1.1 General Liability Insurance: Liability insurance on an occurrence basis against claims for personal injury (including bodily injury and death) and property damage. Such insurance shall provide coverage for products-completed operations, blanket contractual, explosion, collapse and underground coverage, broad form property damage, personal injury insurance, independent contractors and the hostile fire exception to the pollution liability exclusion with a $1,000,000 minimum limit per occurrence for combined bodily injury and property damage provided that policy aggregates, if any, shall apply separately to the Project. A maximum deductible or self-insured retention of $25,000 per occurrence shall be allowed.

          10.1.2 Automobile Liability Insurance: Automobile liability insurance against claims for personal injury (including bodily injury and death) or property damage arising out of the use of all owned, leased, non-owned and hired motor vehicles including loading and unloading with a $1,000,000 minimum limit per occurrence for combined bodily injury and property damage and containing appropriate no-fault insurance provisions where applicable. A maximum deductible or self-insurance retention of $25,000 per occurrence shall be allowed.

          10.1.3 Workers' Compensation Insurance: Workers' compensation insurance as required by applicable Legal and Contractual Requirements. A maximum deductible or self-insured retention of $25,000 per occurrence shall be allowed.

          10.1.4 Employer's Liability Insurance: Employer's liability insurance for all employees of the Operator with a $1,000,000 minimum limit per accident. A maximum deductible or self-insured retention of $25,000 shall be allowed.

          10.1.5 Excess Insurance: Excess liability insurance on an occurrence basis covering claims in excess of the underlying insurance described in the foregoing subsections (1), (2) and (4) with a $10,000,000 minimum limit per occurrence; provided, that aggregate limits of liability, if any, shall apply separately to the Project.

          10.1.6 Aircraft Insurance: If the performance of Operators obligations under this Agreement requires the use of any aircraft that is owned, leased or chartered by the Operator, aircraft liability insurance with a $25,000,000 minimum limit per occurrence for property damage and bodily injury, including passengers and crew.

All policies of liability insurance to be maintained by Operator shall be endorsed (a) to provide a severability of interest or cross liability clause; (b) to name Owner, the Agent and their respective directors, officers, employees and agents as additional insureds; and (c) that the insurance shall be primary and not excess to or contributing with any insurance or self-insurance maintained by Owner or the Banks.

     10.2 Insurance Requirements of Owner. Owner shall maintain insurance required to be maintained by it pursuant to the terms of the ESA. In the event that the ESA is terminated, Owner shall, for the remaining term of this Agreement, maintain insurance of the types and in the amounts required to be maintained by it pursuant to the ESA as of the date hereof.



     10.3 Primary and Excess Insurance. The amounts of insurance required in the Sections 10.1.1, 10.1.2, 10.1.3, 10.1.4 and
10.1.5 may be satisfied by the Operator purchasing coverage in the amounts specified or by any combination of primary and excess insurance, so long as the total amount of insurance meets the requirements specified above.

     10.4 Evidence of Insurance. On or prior to the earlier of the Project Mobilization Date or the Leased Equipment Mobilization Date, each Party shall provide to the other pursuant to the notice provisions of Article XVI, properly executed certificates of insurance, signed by an authorized representative of the insurance carrier. Such insurance certificates shall provide the following information: (i) name of insurance company, policy number and expiration date, (ii) coverage required and the limits on each, including the amount of deductibles and self-insured retentions, (iii) a statement indicating that sixty (60) days notice of cancellation, nonrenewal, or material change in coverage with respect to any of the policies shall be given to each named insured and any additional insured, and (iv) named and additional insureds. Each Party shall have the right to inspect and photocopy the policies of insurance at the other Party's place of business during regular business hours, upon reasonable prior written notice.

     10.5 Additional Insurance Requirements. As respects all insurance required hereunder, the policies will provide for mutual waivers of subrogation in favor of each Party to this Agreement and the Agent and their respective directors, officers, employees and agents. Each Party shall be responsible for the deductible portion of any claim filed under the insurance required hereunder. As respects all insurance required hereunder, such insurance shall be maintained with insurance companies authorized to do business in the State of Illinois and rated "A-" or better with a minimum size rating of "VIII" as rated by Best Insurance Guide and Key Ratings (or an equivalent rating by another widely recognized insurance rating agency of similar standing) or other insurance companies of recognized financial responsibility satisfactory to both Owner and Operator.

     10.6 Changes in Insurance Requirements. In the event the Agent, pursuant to the Financing Agreements, amends the requirements or approved insurance companies applicable to this
Section 10, this Section 10 shall be likewise amended. In the event any insurance (including the limits or deductibles thereof) hereby required to be maintained shall not be reasonably available and commercially feasible in the commercial insurance market, Operator shall notify Owner of such fact and shall provide Owner evidence thereof

   ARTICLE XI.  REPRESENTATIONS AND WARRANTIES OF THE PARTIES

     11.1 Owner Representations and Warranties. Owner represents and warrants to Operator as follows:

     11.1.1 Owner is a limited liability company duly formed, validly existing, and in good standing under the laws of Delaware, and is properly qualified to do business in Illinois;


     11.1.2 The execution of this Agreement has been duly authorized and approved by Owner, and no other authorizations, approvals or consents are required in order for this Agreement to constitute a binding and enforceable legal obligation of the Owner;


     11.1.3 The execution of this Agreement by Owner, and the performance of Owner's obligations under this Agreement will not conflict with, or result in a breach or default under, any agreement, contract, or covenant to which Owner is a party; and


     11.1.4 This Agreement, as executed, constitutes a binding legal obligation of Owner that is enforceable in accordance with its terms and conditions.


     11.2 Operator Representations and Warranties. Operator represents and warrants to Owner as follows:

     11.2.1 Operator is a corporation duly incorporated, validly existing, and in good standing under the laws of Delaware, and is properly qualified to do business in Illinois;

     11.2.2 The execution of this Agreement by Operator has been duly authorized and approved by Operator, and no other authorizations, approvals or consents are required in order for this Agreement to constitute a binding and enforceable legal obligation of Operator;


     11.2.3 The execution of this Agreement by Operator, and the performance of its obligations under this Agreement will not conflict with, or result in a breach or default under, any agreement, contract, or covenant to which Operator is a party; and


     11.2.4 This Agreement, as executed, constitutes a binding legal obligation of Operator that is enforceable in accordance with its terms and conditions.



           ARTICLE XII. EVENTS OF DEFAULTS; REMEDIES

     12.1 Owner Default. Each of the following events shall constitute a default by Owner hereunder except, if and to the extent excused by, a Force Majeure event, or the fault, action or inaction of Operator:

     12.1.1 The failure by Owner to fulfill any of its material obligations hereunder following receipt of written notice thereof from Operator, unless Owner shall have cured the same within thirty (30) days from the date of receipt of such notice or within such longer period as may be reasonably required to cure such failure given the nature thereof, provided that Owner proceeds and continues with diligence to correct such failure.


     12.1.2 Owner (i) commences any insolvency proceedings with respect to itself, or (ii) makes any general assignment for the benefit of its creditors, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due or takes any action to effectuate or authorize any of the foregoing actions.


     12.1.3 Any involuntary insolvency proceedings are commenced or filed against Owner or any writ, judgment, warrant, or attachment, execution or similar process is issued or levied against all or a substantial part of Owner's properties, and any such involuntary insolvency proceedings shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not have been released, vacated or fully bonded within sixty (60) days after commencement, filing or levy, or (i) any court of competent jurisdiction shall issue a decree for relief in any such case; (ii) Owner admits the material allegations of the petition against it in any insolvency proceeding or an order for relief is ordered in such insolvency proceedings; or (iii) Owner acquiesces to the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent thereof) or other similar person for itself or a substantial portion of its properties or business.


     12.1.4     The  failure  of  Owner to  make  any  undisputed
payment  due Operator herein within thirty (30) days of  the  due
date.   Failure to make any such payment shall not be excused  by
Force Majeure events.


   12.2 Operator Default. Each of the following events shall constitute default by Operator hereunder except, if and to the extent excused by, a Force Majeure event, or the fault, action, or inaction of Owner:

     12.2.1     The  failure to make any undisputed  payment  due
Owner hereunder within thirty (30) days of the date such payment is due. Failure to make any such payment shall not be excused by a Force Majeure event.


     12.2.2 The failure by Operator to fulfill its material responsibilities hereunder after receipt of written notice thereof from Owner, unless Operator shall have cured the same within thirty (30) days after the date of receipt of such notice, or within such longer period as may be reasonably required to cure such failure given the nature thereof, provided that Operator proceeds and continues with diligence to correct such failure.


     12.2.3 The payment by Operator of the Maximum Liquidated Damages (or the obligation to pay) pursuant to Section 8.1 and
8.2 in any two consecutive Operating Years during the term hereof, or the payment of such damages in any four (4) Operating Years by Operator; provided, that no default shall arise under this Section 12.2.3 if the payment of such Maximum Liquidated Damages arises from a single event.


     12.2.4 Operator (i) commences any insolvency proceedings with respect to itself, or (ii) makes any general assignment for the benefit of its creditors, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due or takes any action to effectuate or authorize any of the foregoing actions.


     12.2.5 Any involuntary insolvency proceedings are commenced or filed against Operator or any writ, judgment, warrant, or attachment, execution or similar process is issued or levied against all or a substantial part of Operator's properties, and any such involuntary insolvency proceedings shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not have been released, vacated or fully bonded within sixty (60) days after commencement, filing or levy, or (i) any court of competent jurisdiction shall issue a decree for relief in any such case;
(ii) Owner admits the material allegations of the petition against it in any insolvency proceeding or an order for relief is ordered in such insolvency proceedings; or (iii) Operator acquiesces to the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent thereof) or other similar person for itself or a substantial portion of its properties or business.


     12.2.6 The occurrence of an event of default under the NRG Guaranty.


     12.2.7 The failure of Operator on two separate occasions during the term hereof to deliver Steam to Millennium meeting the requirements of the ESA; provided, that no such event shall be considered as such an occasion if (a) such event arises from defective design or equipment, (b) the failure to discover such defect was not the result of Operator negligence, (c) Operator identifies and repairs such defect and (d) no subsequent failure to deliver Steam to Millennium shall have arisen from the same defect.



     12.2.8 Operator's performance shall cause Owner to incur operation and maintenance expenses in any Operating Year that exceed the amounts provided therefor in the Annual Operating Plan and Budget, as amended by any Change Order, by more than five percent (5%).


     12.3 Remedies. In the case of a default by a Party, the non-defaulting Party shall have the right to seek any and all available remedies from the arbitration panel established pursuant to Article XIII for any default hereunder. All rights and remedies of the Parties shall be cumulative, and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of one right or remedy shall not be deemed to be an election of such right or remedy or to preclude or waive the exercise of any other right or remedy.

     12.4 Certain Remedies of Owner and Millennium for Selected Operator Defaults. In addition to the remedies set out in
Section 12.3, Owner shall have the right to terminate this Agreement, without resort to the arbitration procedures set out in Article XIII, if (a) Operator is in default under
Section 12.2.3 or Section 12.2.7 hereof, (b) Operator is in default a second time under Section 12.2.8 hereof, (c) the heat rate of the Project for any Operating Year is greater than three percent (3%) above the Guaranteed Heat Rate for such Operating Year, or (d) the Owner is required to pay more than one million five hundred thousand dollars ($1,500,000) in Operator Standby Power Costs in any Operating Year; provided, that Operator may cure a default under this Section 12.4(d) by paying to Owner an amount equal to the entire amount of the excess of such Operator Standby Power Costs over one million five hundred thousand dollars ($1,500,000); provided further, that Operator may not cure any such default if the amount of such Operator Standby Power Costs exceeds one million nine hundred thousand dollars ($1,900,000). Upon such termination, Operator shall turn over to Owner care, custody and control of the Project and the Leased Equipment, and shall assign such subcontracts for services provided hereunder as Owner may request. Operator shall also turn over all spare parts and other consumables in the inventory. Operator shall cooperate with Owner and any replacement operator in a transition of operation and maintenance responsibilities.
In addition, in the event that Operator fails to deliver Steam to Millennium pursuant to the requirements of the ESA, Millennium shall have the right to immediately re-assume operating control of the Leased Equipment without affording Operator a cure period, pending the outcome of any arbitration proceedings under
Article 27 of the ESA. Operator will cooperate with Millennium during any such period, and shall only be entitled to re-assume operating control of the Leased Equipment once Owner and Millennium are satisfied that Operator can meet its responsibilities under this Agreement. During any period in which Millennium has assumed operating control of the Leased Equipment, the Annual Fee to be paid to Operator shall be reduced by twenty-five percent (25%) and Operator shall not be entitled to any bonus under Section 8.4.

     12.5 Consequential Damages. Except for any liquidated damages payable by Operator under Sections 8.1 and 8.2 hereof, neither Party shall be liable to the other for incidental, indirect, punitive, exemplary, special or consequential losses or damages, including, but not limited to, loss of profits or loss of revenue by reason of, or arising out of, such Party's performance or non-performance of its obligations hereunder.

     12.6 Operator's Right to Suspend and Terminate.

          12.6.1 Suspension Events. Each of the following events shall constitute "Suspension Events":

               (a) Any Emergency shall, in the reasonable judgement of Operator, pose a threat to the health or safety of Operator's employees or others, expose Operator or its officers, directors or employees to criminal liability or to civil liability for which Operator will not be compensated pursuant to this Agreement, or pose a threat to the safety and security of the Project, the Leased Equipment or the Morris Plant, and such Emergency cannot, in the reasonable judgement of Operator, be resolved without suspending operations.

               (b) Thirty (30) days shall have elapsed without payment of undisputed portions of an Operator invoice, after Operator shall have given written notice to Owner that such invoice is thirty
               (30) days past due.

          12.6.2 Suspension of Operations. Upon the occurrence and during the continuation of a Suspension Event, Operator shall have the right to suspend performance of services pursuant to this Agreement; provided, that if such Suspension Event shall have arisen under (a) Section 12.6.1(a), such suspension shall be of no greater scope nor of any longer duration than is necessary in order to mitigate or avoid the threat to health or safety or of civil or criminal liability, and (b) Section 12.6.1(b), such suspension shall terminate immediately upon payment of the undisputed portion of such invoice.

          12.6.3    Termination of Agreement.  In the event that
               (a) Operator shall have exercised its right to suspend operations pursuant to Section 12.6.2, and
               (b) sixty (60) or more days have elapsed since such suspension without the re-commencement of operations, Operator shall have the right to terminate this Agreement upon written notice to Owner.


     12.7 Owner's Right to Terminate for Convenience. Owner shall have the right to terminate at any time for its own convenience upon (a) delivery of one hundred twenty (120) days prior written notice to Operator, and (b) payment to Owner of a demobilization fee in an amount equal to three (3) times the Annual Operator's Fee as of the date of such notice of termination. Owner shall also pay all demobilization expenses as contemplated in Section 7.4.

               ARTICLE XIII.  DISPUTE RESOLUTION

     13.1 Initial Dispute Resolution Procedure. In the event a dispute arises between the Operator and the Owner regarding the application or interpretation of any provision of this Agreement, the aggrieved Party shall promptly, and in any event within ten (10) Business Days, after such dispute arises, notify the other Party to this Agreement of the dispute in writing. If the Parties have failed to resolve the dispute within ten (10) Business Days after delivery of such notice, each Party shall, within five (5) Business Days thereafter, nominate a senior officer of its management to meet at the Millennium Project Site, or at any other mutually agreeable location, to resolve the dispute.

     13.2 Binding Arbitration. Should the Parties be unable to resolve the dispute to their mutual satisfaction within thirty
(30) Business Days after such nomination of its senior officers, either Party may refer the dispute to binding arbitration pursuant to the arbitration rules of the American Arbitration Association. All arbitration proceedings shall be held in Chicago, Illinois, unless the Parties agree otherwise. The expenses of the arbitration panel shall be borne equally by the Parties. The decision of the arbitration panel shall be in writing, shall set forth the reasons for the decision, and shall be binding on the Parties as to any matter or matters submitted to arbitration, and, to the extent permitted by applicable law, there shall be no appeal from any award made thereunder. Each Party shall continue to perform its respective obligations under this Agreement pending the decision of the arbitration panel.

     13.3 Enforcement. In the event either Party refuses or otherwise fails to abide by the decision rendered by the arbitration panel, judgment may be entered against such Party pursuant to such decision in accordance with applicable law in any court having jurisdiction thereof.

                  ARTICLE XIV.  FORCE MAJEURE

     14.1 Effect on Performance of Obligations. Except for the obligation of either Party to make any required payments hereunder, the Parties shall be excused from performing their respective obligations under this Agreement and shall not be liable in damages or otherwise if and to the extent that they are unable to so perform or are prevented from performing by a Force Majeure, provided that:

     (a) The non-performing Party, as promptly as practicable after the occurrence of the Force Majeure, but in no event later than fourteen (14) days thereafter, gives the other Party written notice describing the particulars of the occurrence;

     (b) The suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure;

     (c) The non-performing Party uses its best efforts to remedy the inability to perform; and

     (d) As soon as the non-performing Party is able to resume performance of its obligations excused as a result of the occurrence, it shall give prompt written notification thereof to the other Party.

    ARTICLE XV.  PROVISION OF GUARANTEE OF NRG ENERGY, INC.

     Concurrently with the execution of this Agreement, Operator shall deliver to Owner the NRG Guaranty.


                     ARTICLE XVI.  NOTICES

     16.1 General Requirements. All notices and other communications required or permitted by this Agreement shall become effective when delivered (including by messenger or courier) or when received by facsimile, telex, telegram or such other method of telecommunication as is capable of creating a writing.

     16.2 Addresses of the Parties. All notices and other communications shall be forwarded to the Parties at the following addresses, or facsimile numbers, or at such substitute addresses or substitute facsimile numbers as a Party may designate by written notice to the other Party in the manner specified herein:

     If to Owner:        NRG (Morris) Cogen, LLC
                    1221 Nicollet Mall
                    Minneapolis, Minnesota
                    Facsimile:     612-373-5430
                    Attention:     President

                    With a copy to:

                    NRG Energy, Inc.
                    1221 Nicollet Mall
                    Minneapolis, Minnesota
                    Facsimile:     612-373-5392
                    Attention:     General Counsel

     If to Operator:NRG Morris Operations Inc.
                    1221 Nicollet Mall
                    Minneapolis, MN
                    Facsimile:     ______________________
                    Attention:     ______________________

                    With a copy to:

                    NRG Energy, Inc.
                    1221 Nicollet Mall
                    Minneapolis, Minnesota
                    Facsimile:     612-373-5392
                    Attention:     General Counsel


                ARTICLE XVII.  LENDER CURE RIGHTS

     Operator acknowledges that Owner intends to finance the Project through non-recourse, project financing. As a consequence, Operator agrees that it will provide Agent with an opportunity to cure any alleged default of Owner hereunder, prior to exercising its remedies hereunder. In such circumstances, Agent shall be provided a minimum thirty (30) additional days in which to cure any default of Owner. Operator will also agree to such other reasonable provisions as Agent may request as part of the consent to assignment of this Agreement to the Lenders. In addition, Operator acknowledges that any consent or approval by Owner hereunder may require the consent or approval of Millennium, the Agent or the Lenders.

                 ARTICLE XVIII.  APPLICABLE LAW

     This Agreement shall be governed by, and construed and interpreted in accordance with the laws of Illinois, exclusive of conflicts of laws provisions.

                   ARTICLE XIX.  SEVERABILITY

     In the event that any provision of this Agreement is held to be unenforceable or invalid by any arbitrator appointed pursuant to Article XIII, or by any court of competent jurisdiction, Operator and the Owner shall negotiate an equitable adjustment in the provisions of this Agreement with a view toward effecting the purposes of this Agreement, and the validity and enforceability of the remaining provisions shall not be affected thereby.

              ARTICLE XX.  AMENDMENTS AND WAIVERS

     This Agreement may not be amended or otherwise changed orally, and any waiver, amendment, modification or supplement hereof must be in writing and executed by both Parties.

                 ARTICLE XXI.  ENTIRE AGREEMENT

     This Agreement constitutes the entire Agreement between the Parties with respect to the subject matter hereof, and supersedes the terms and conditions of any previous agreements or understandings.

                ARTICLE XXII.  EFFECTIVE WAIVERS

     Either Party's waiver of any breach or failure to enforce any of the terms, covenants, conditions or other provisions of this Agreement at any time shall not, in any way, affect, limit, modify or waive that Party's right thereafter to enforce or compel strict compliance with every term, covenant, condition or other provisions, notwithstanding any course of dealing, course of performance, or custom of trade.

  ARTICLE XXIII.  ASSIGNMENT; SUCCESSORS AND PERMITTED ASSIGNS

     23.1 This Agreement may not be assigned by Operator without the written consent of Owner and written agreement of assignee whereby it expressly assumes and agrees to perform each and every obligation of the Operator hereunder. Any assignment by Operator in violation hereof shall be null and void. Owner may, without the consent of Operator, assign this Agreement as collateral to Agent.

     23.2 This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective successors and permitted assigns.

    ARTICE XXIV.  EXECUTION IN COUNTERPARTS; ACCEPTABILITY
               OF COPIES TRANSMITTED BY FACSIMILE

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date and year first set forth above.


NRG (MORRIS) COGEN, LLC                      NRG MORRIS
                                   OPERATIONS INC.


By:  /s/ Craig Mataczynski         By:  /s/ Ronald J. Will
Its: President                     Its: President

EXHIBIT A-1

Initial Annual Operating Plan and Budget

     EXHIBIT A-2



     Initial Major Maintenance Budget

     EXHIBIT B



     Form of Limited Guaranty

                                             EXHIBIT C



     Mobilization Schedule of Deliverables